Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-264604 on Form S-4 of our reports dated March 1, 2022 relating to the financial statements of Healthcare Trust of America, Inc. and subsidiaries and the effectiveness of Healthcare Trust of America, Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Healthcare Trust of America, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

June 2, 2022